Exhibit 10.5

February 24, 2006

Re:	Letter Agreement for Retention Program Cash Bonus and Other Awards Between

Nabi Biopharmaceuticals and

Dear                     :

I am pleased to report that you have been selected to participate in the retention program approved on February 24, 2006 by the Compensation Committee of the Board of Directors of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”). For the purpose of encouraging you to continue to be a key employee of the Company and to participate in the long-term growth of the Company, you (the “Awardee”) have been awarded by the Company:

(i) A cash bonus in the amount of $             (the “Bonus”), provided that you continue to be employed by the Company on March 1, 2007 and subject to your acceptance of and agreement to the terms of this Letter Agreement;

(ii) An option to purchase              shares of the Common Stock of the Company under the terms contained in the accompanying Letter Agreement for Stock Option Grant and Acceptance, subject to your acceptance of and agreement to such Letter Agreement; and

(iii) An award of              shares of restricted Common Stock of the Company under the terms contained in the accompanying Restricted Stock Agreement, subject to your acceptance of and agreement to such Restricted Stock Agreement.

The Awardee hereby accepts the award of the Bonus, subject to the following additional terms and conditions:

1. The Bonus will be paid earlier than March 1, 2007 if the Awardee is employed by the Company upon a “Change of Control” which shall be deemed to have taken place if (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities or (B) a liquidation or dissolution of the Company; or (iii) as the result of a tender offer, exchange offer, merger, consolidation, sale of assets or contested solicitation of proxies or stockholder consents or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or of any parent of or successor to the Company immediately after the Transaction occurs.

2. The Awardee acknowledges and agrees that nothing herein shall be construed to (i) give the Awardee the right to remain employed by the Company or (ii) in any manner restrict the right of the Company to modify, amend or terminate any of its employee benefit plans.

3. The Awardee further acknowledges that payment of the Bonus will be subject to withholding by the Company of federal, state and local income taxes and social security and other payroll taxes.

WITNESS the execution hereof as of this 24th day of February, 2006.

Nabi Biopharmaceuticals

By
Thomas H. McLain, Chairman
Chief Executive Officer & President

By signing this Letter Agreement below, the Awardee hereby acknowledges and agrees that he/she has read, understands and accepts and agrees to all of the terms and conditions set forth herein.

Awardee Signature –

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